Exhibit 99.1

SiteOne Landscape Supply Announces the Planned Retirement of John Guthrie and the Appointment of Eric Elema as Successor Chief Financial Officer

ROSWELL, Ga. – August 27, 2025 — SiteOne® Landscape Supply, Inc. (the “Company”) (NYSE: SITE), announced today that John Guthrie will retire from his role as Executive Vice President and Chief Financial Officer at the end of 2025. In connection with Mr. Guthrie’s planned retirement, the Company has also announced the appointment of Eric Elema, Vice President, Finance and Corporate Controller, as Executive Vice President and Chief Financial Officer, effective January 1, 2026. Following the planned succession, Mr. Guthrie will continue to serve as a senior advisor to the Chief Executive Officer to ensure a smooth transition.

“On behalf of the board of directors and the entire SiteOne team, I want to personally thank John for his steady leadership, market knowledge, strategic perspectives and passion for excellence, all of which were instrumental in building the strong company we are today. As CFO, John has played a pivotal role in the growth of SiteOne since its IPO in 2016, guiding the business through over a decade of exceptional performance. We are fortunate to have an outstanding successor in Eric Elema, who brings deep knowledge of SiteOne, our markets and industry. I look forward to partnering with Eric as a part of the Executive Leadership Team to continue driving SiteOne’s growth and performance in the years ahead,” said Doug Black, Chairman and CEO of SiteOne.

Mr. Elema joined SiteOne in 2016 and has partnered closely with Mr. Guthrie in building the finance team and developing key processes to successfully support the company’s performance and growth. During his tenure, Eric has held responsibility for the company’s accounting, finance, shared services and treasury functions. Prior to SiteOne, Mr. Elema held various financial leadership roles of increasing responsibility during his more than 11 years with McKesson Corporation. He has a degree in Finance from Michigan State University and is a Certified Public Accountant.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. (NYSE: SITE), is the largest and only national full product line wholesale distributor of landscape supplies in the United States and has an established presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces. https://www.siteone.com/

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

470-270-7011

investors@siteone.com